Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-62704, 333-62706, 333-117591, 333-135257, 333-135258, and 333-135259 on Forms S-8 of CenterState Banks, Inc. of our report dated April 12, 2012, with respect to the statement of assets acquired and liabilities assumed by CenterState Bank of Florida, N.A. (a wholly owned subsidiary of CenterState Banks, Inc.) pursuant to the Purchase and Assumption Agreement dated January 27, 2012, as amended in this Form 8-K/A.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Fort Lauderdale, Florida

April 12, 2012